Exhibit 4.3

AMENDED AND RESTATED
RESTRICTED SHARE AND UNIT PLAN OF BBVA COMPASS BANCSHARES, INC.
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As Adopted Effective November 15, 2011

PREAMBLE. This Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc., formerly known as 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc. (the “Plan”), is amended and restated to remove certain historical provisions no longer applicable to the ongoing operation of the Plan, provide the flexibility of cash settlement of restricted share unit awards, and to enlarge the number of shares available under the Plan.

SECTION 1. Purpose of the Plan; Definitions. The purpose of this Plan is to provide incentives to certain officers and key employees of Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the Laws of Spain (the “Company”), or its direct and indirect subsidiaries, including Compass (as defined herein), as may be operating in the United States (including its territories) from time to time, so that, among other things, such officers and employees are associated with the growth and success of the Company and its respective subsidiaries.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)           “ADS” means an American Depositary Share representing one Share (which ratio may be changed from time to time) as evidenced by one American Depositary Receipt.

(b)           “Award” means any Restricted Shares or Restricted Share Units granted under the Plan.

(c)           “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan.

(d)           “Committee” means the Administrative Committee (formerly the Incentive Compensation Committee) for this Plan, which shall consist of three or more directors or officers of Compass or any affiliate of Compass or other individuals appointed by the board of directors, or an appropriate committee of the board of directors, of Compass.

(e)           “Compass” means BBVA Compass Bancshares, Inc., an Alabama corporation, and any successor entity thereto.

(f)           “Eligible Employee” means any officer or employee of the Company, or of any entity that is a direct or indirect subsidiary of the Company, operating in the United States (including its territories), who is in a position in which his or her decisions and/or actions impact the performance of the Company.

(g)           “Participant” means an Eligible Employee designated to be granted an Award.

(h)           “Restricted Shares” means an Award of ADSs granted to a Participant pursuant to and subject to the terms and conditions set forth in this Plan.

(i)           “Restricted Share Units” means an Award of a unit representing an obligation of Compass to deliver one ADS for each such unit granted to a Participant pursuant to and subject to the terms and conditions set forth in this Plan.

(j)           “Share” means one ordinary share of the Company with a nominal value of 49 Euro cents.

SECTION 2. Administration.

(a)           The Plan shall be administered by the Committee. The Committee shall have full and final authority in its discretion (i) to interpret the provisions of the Plan (and any Award Agreement) and to decide all questions of fact arising in its application, (ii) to designate Participants, (iii) to determine the Participants to whom Awards shall be made under the Plan, (iv) to determine the amount, size, terms and conditions of each such Award, (v) to determine and establish additional terms and conditions not inconsistent with the Plan for any Award granted to a Participant in connection with the Plan, (vi) to determine the time when Awards will be granted, (vii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable and (viii) to make all other determinations necessary or advisable for the administration of the Plan.

(b)           A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent. Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final, conclusive and nonappeallable.

(c)           Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee may be entitled to indemnification and reimbursement by Compass in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the fullest extent permitted by law and under any director’s and officers’ liability insurance that may be in effect from time to time. In addition, no member of the Committee and no director, officer or employee of Compass or its subsidiaries and affiliates shall be liable for any act, or failure to act hereunder, by any other member or other director, officer or employee of Compass or its subsidiaries and affiliates or by any agent to whom duties in connection with the administration of this Plan have been delegated or for any act or failure to act by such member or such director, officer or employee, in all events except in circumstances involving such member’s or such director’s, officer’s or employee’s bad faith, gross negligence, intentional fraud or violation of a statute.

(d)           The Committee may, in its sole discretion, delegate any of its powers to grant Awards under the Plan to any officer of Compass deemed appropriate by the Committee; provided, however, that no officer to whom the power to grant Awards under the Plan has been delegated shall have the power to grant Awards under the Plan to himself or herself.

SECTION 3. Eligibility; Participants. Any Eligible Employee shall be eligible to be designated a Participant.

SECTION 4. Awards Under the Plan. Awards by the Committee under the Plan may be in the form of Restricted Shares or Restricted Share Units only, provided that no Award shall be made under the Plan unless such Award shall comply with all applicable laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

SECTION 5. ADSs Subject to Plan. The total number of ADSs reserved and available for distribution under the Plan shall be 4,621,615.  Such ADSs shall consist of ADSs purchased or to be purchased from time to time in open-market or in private transactions by or on behalf of Compass.  Any ADSs subject to an Award which are forfeited by a Participant shall be added back to the total number of ADSs reserved and available for distribution under the Plan. In the event of any change in the outstanding number of Shares of the Company underlying the ADSs by reason of a dividend or distribution in Shares, a Share split, recapitalization, merger, consolidation, split-up, combination, exchange of shares or otherwise, or in the case of any change in the ratio of ADSs to Shares, the board of directors of Compass or the Committee shall adjust the number of ADSs which may be issued under the Plan and the board of directors of Compass or the Committee shall provide for an equitable adjustment of any ADSs issuable pursuant to Awards outstanding under the Plan.

SECTION 6. Effective Date.  The Plan initially became effective as of October 22, 2007.

SECTION 7. Restricted Share Awards.

(a)           Administration. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of Restricted Shares will be made, the number of Restricted Shares to be awarded, the period of time during which the transfer of such Restricted Shares is restricted and all other terms and conditions of such Awards, which terms and conditions shall not be inconsistent with the terms and conditions of the Plan. The Committee may also condition the grant of Restricted Shares, and the terms and conditions applicable to such Restricted Shares, upon the attainment of specified performance goals or such other criteria as the Committee may determine, in its sole discretion. The terms and conditions made applicable to Restricted Shares need not be the same with respect to each Participant.

(b)           Awards and Certificates. Each Award of Restricted Shares shall be evidenced by an Award Agreement (a “Restricted Share Award Agreement”) in a form that is not inconsistent with the Plan and that the Committee may from time to time approve.

(i)           The Committee may, but need not, require as a condition of the effectiveness of an Award of Restricted Shares that the Award be affirmatively accepted by the Participant’s executing a Restricted Share Award Agreement within a designated period (not to exceed ninety (90) days) after the award date.

(ii)           Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Shares are registered in the name of a Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, Compass or its designee shall retain physical possession of the certificate and the Participant shall deliver a stock power to Compass, endorsed in blank, relating to the Restricted Shares covered by such Award.

(c)           Restrictions and Conditions. The Restricted Shares awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

(i)           Subject to the provisions of this Plan and the Restricted Share Award Agreements, from the date of grant through such period as may be set by the Committee (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares awarded under the Plan. Within these limits, the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on performance and/or such other factors as the Committee may determine, in its sole discretion.

(ii)           Except as provided in subsection (c)(i) of this Section 7, to the extent practicable, the Participant shall have, with respect to the Restricted Shares, all of the rights of a holder of ADSs as defined by that certain depository agreement between the ADS depository and the Company, including the right to vote and to receive any dividends. Dividends paid in Shares or Shares received in connection with a Share split with respect to Restricted Shares shall be subject to the same restrictions as on such Restricted Shares.

(iii)           Subject to the provisions of the Restricted Share Award Agreement and this Section 7, upon termination of employment for any reason during the Restriction Period, all Restricted Shares still subject to restriction shall be forfeited by the Participant.   Notwithstanding anything to the contrary herein, however:

(A) If the Participant dies while employed, then any unvested Awards made under this Plan (whether Restricted Shares and/or Restricted Share Units) shall vest and all restrictions shall lapse immediately.

(B) If the Participant’s employment terminates while he or she is Disabled, as defined hereafter, except for Cause, as defined hereafter, then any unvested Awards made under this Plan (whether Restricted Shares and/or Restricted Share Units)  shall vest and all restrictions shall lapse immediately.  As an express condition of the applicability of this subparagraph (B), Participant must agree to cooperate with Compass in determining whether Participant is Disabled, including without limitation providing documentation from health care providers and submitting to medical examinations upon request by Compass.  For purposes of this Plan, a Participant shall be considered “Disabled” if Compass determines that the Participant is disabled as defined in the Compass 401(k) Plan, or any successor plan, as such plan may be amended from time to time, or according to such other reasonable standard that Compass may apply, in its sole discretion. For purposes of this Plan, “Cause” shall mean (i) a willful and material violation of applicable banking laws and regulations, (ii) dishonesty, (iii) theft, (iv) fraud, (v) embezzlement, (vi) commission of a felony or a crime involving moral turpitude, (vii) substantial dependence or addiction to alcohol or any drug, (viii) conduct disloyal to Compass or its affiliates, (ix) willful dereliction of duties or disregard of lawful instructions or directions of the officers or directors of Compass or its affiliates relating to a material matter, or (x) willful violation of any applicable code of conduct maintained by Compass or its affiliates.

(C) If termination of the Participant’s employment is a Severance Plan Termination, as defined hereafter, then any unvested Awards made under this Plan (whether Restricted Shares and/or Restricted Share Units)  shall vest and all restrictions shall lapse immediately.  A “Severance Plan Termination” is a termination within the meaning of the Compass Severance Pay Plan (the “Severance Pay Plan”), as the Severance Pay Plan may exist from time to time (including any amendment to, modification of, addition to, deletion from, or replacement of the Severance Pay Plan), that results in eligibility for benefits under the Severance Pay Plan; provided that, if the termination occurs after a change in control, directly or indirectly, of Compass and if the Participant would have been entitled to benefits under the Severance Pay Plan as it last existed before such change in control, then, for purposes of this Plan only, the termination shall be deemed a Severance Plan Termination even though no benefits may be due under the Severance Pay Plan.  Notwithstanding anything to the contrary herein, this provision is not intended to, and does not, constitute a guarantee or promise that the Severance Pay Plan (in its current or any future form) will be continued.

(iv)           The Committee may, in its sole discretion, waive in whole or in part any or all restrictions with respect to such Participant’s Restricted Shares.

SECTION 8. Restricted Share Unit Awards.

(a)           Administration. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of Restricted Share Units will be made, the number of Restricted Share Units to be awarded, the period of time during which the Restricted Share Units will become vested and all other terms and conditions of such Awards, which terms and conditions shall not be inconsistent with the terms and conditions of the Plan. The Committee may also condition the grant of Restricted Share Units, and the terms and conditions applicable to such Restricted Share Units, upon the attainment of specified performance goals or such other criteria as the Committee may determine, in its sole discretion. The terms and conditions made applicable to Restricted Share Units need not be the same with respect to each Participant.

(b)           Awards. Each Award of Restricted Share Units shall be evidenced by an Award Agreement (a “Restricted Share Unit Award Agreement”) in a form that is not inconsistent with the Plan and that the Committee may from time to time approve.  The Committee may, but need not, require as a condition of the effectiveness of an Award of Restricted Share Units that the Award be affirmatively accepted by the Participant’s executing a Restricted Share Unit Award Agreement within a designated period (not to exceed ninety (90) days) after the award date.

(c)           Restrictions and Conditions. The Restricted Share Units awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

(i)           Subject to the provisions of this Plan and the Restricted Share Unit Award Agreements, from the date of grant through such vesting period as may be set by the Committee (the “Unit Restriction Period”), the Participant shall not have any legal ownership or any other rights relating to the ADSs that are the subject of the Restricted Share Units.  The participant shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder of the Company until and unless the ADSs that are the subject of the Restricted Share Units become vested and are transferred to the Participant.

(ii)           Upon vesting of the Restricted Share Units, the ADSs (which may themselves be Restricted Shares) which are the subject of the vested Restricted Share Units shall be transferred to the Participant as soon as administratively practicable following the date that such Restricted Share Units vest but in no event later than March 15th of the year following the year in which such Restricted Share Units become vested; provided, however, a Restricted Share Unit Award Agreement may provide for a cash settlement of the Restricted Share Units, in which case, upon vesting of such Restricted Share Units, a cash amount equal to the number of vested Restricted Share Units times the closing price for the Company’s ADSs as listed on the New York Stock Exchange (NYSE) on the date in which the Restricted Share Units vest (or if the NYSE is not open for trading on such date, then the immediately preceding date on which the NYSE was last open for trading), less any required tax withholdings, shall be paid to the Participant as soon as administratively practicable following the date that such Restricted Share Units vest but in no event later than March 15th of the year following the year in which such Restricted Share Units become vested.

(iii)           Subject to the provisions of the Restricted Share Unit Award Agreement and this Section 8, upon termination of employment for any reason during the Unit Restriction Period, all Restricted Share Units which remain unvested on the date of such termination of employment shall be forfeited by the Participant.  Notwithstanding anything to the contrary herein, however:

(A) If the Participant dies while employed, then any unvested Awards made under this Plan (whether Restricted Shares and/or Restricted Share Units) shall vest and all restrictions shall lapse immediately.

(B) If the Participant’s employment terminates while he or she is Disabled, as defined hereafter, except for Cause, as defined hereafter, then any unvested Awards made under this Plan (whether Restricted Shares and/or Restricted Share Units)  shall vest and all restrictions shall lapse immediately.  As an express condition of the applicability of this subparagraph (B), Participant must agree to cooperate with Compass in determining whether Participant is Disabled, including without limitation providing documentation from health care providers and submitting to medical examinations upon request by Compass.  For purposes of this Plan, a Participant shall be considered “Disabled” if Compass determines that the Participant is disabled as defined in the Compass 401(k) Plan, or any successor plan, as such plan may be amended from time to time, or according to such other reasonable standard that Compass may apply, in its sole discretion. For purposes of this Plan, “Cause” shall mean (i) a willful and material violation of applicable banking laws and regulations, (ii) dishonesty, (iii) theft, (iv) fraud, (v) embezzlement, (vi) commission of a felony or a crime involving moral turpitude, (vii) substantial dependence or addiction to alcohol or any drug, (viii) conduct disloyal to Compass or its affiliates, (ix) willful dereliction of duties or disregard of lawful instructions or directions of the officers or directors of Compass or its affiliates relating to a material matter, or (x) willful violation of any applicable code of conduct maintained by Compass or its affiliates.

(C) If termination of the Participant’s employment is a Severance Plan Termination, as defined hereafter, then any unvested Awards made under this Plan (whether Restricted Shares and/or Restricted Share Units)  shall vest and all restrictions shall lapse immediately.  A “Severance Plan Termination” is a termination within the meaning of the Compass Severance Pay Plan (the “Severance Pay Plan”), as the Severance Pay Plan may exist from time to time (including any amendment to, modification of, addition to, deletion from, or replacement of the Severance Pay Plan), that results in eligibility for benefits under the Severance Pay Plan; provided that, if the termination occurs after a change in control, directly or indirectly, of Compass and if the Participant would have been entitled to benefits under the Severance Pay Plan as it last existed before such change in control, then, for purposes of this Plan only, the termination shall be deemed a Severance Plan Termination even though no benefits may be due under the Severance Pay Plan.  Notwithstanding anything to the contrary herein, this provision is not intended to, and does not, constitute a guarantee or promise that the Severance Pay Plan (in its current or any future form) will be continued.

(iv)           The Committee may, in its sole discretion, accelerate in whole or in part any Unit Restriction Period and waive any and all restrictions or conditions, in whole or in part, with respect to such Participant’s Restricted Share Units.

SECTION 9. General Provisions.

(a)           Governmental or Other Regulations. Each Award under the Plan shall be subject to the requirement that if, at any time, the Committee shall determine that (i) the listing, registration or qualification of the ADSs subject or related thereto upon any securities exchange or under any state, federal or foreign law, (ii) the consent or approval of any government regulatory authority, or (iii) an agreement by the recipient of an Award with respect to the disposition of the ADSs, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the delivery of ADSs thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. As a condition to the grant of an Award under the Plan, the Participant shall agree, and each such Participant shall be deemed to have agreed by virtue of his or her acceptance of an Award or any benefit or value derived from an Award, to execute any documents, to make any representations, to effect any restrictions on transferability and to take any action which in the good faith belief of the Committee is required by any applicable law, ruling or regulation.

(b)           No Additional Rights. Nothing in the Plan, any Award, or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of Compass or any of its subsidiaries or affect any right which Compass or any of its subsidiaries may have to terminate the employment of the Participant.

(c)           Withholding. Whenever Compass is required to transfer ADSs under the Plan, Compass or any subsidiary of Compass shall have the right to require the recipient to remit to Compass or such subsidiary, or provide indemnification satisfactory to Compass or such subsidiary for, an amount sufficient to satisfy any foreign, federal, state or local withholding tax requirements prior to the transfer of such ADSs. In the discretion of the Committee, Compass or any subsidiary may allow a Participant to cause any such withholding obligation to be satisfied by electing to (i) sell ADSs in the market having a fair market value equal to the amount of any required tax withholdings or (ii) have Compass withhold ADSs otherwise available for delivery to the Participant; provided that such ADSs shall have a fair market value (as determined by the Committee in its sole discretion) on the date the tax is to be determined in an amount equal to the minimum statutory total tax which could be imposed on the transaction.

(d)           Non-Assignability. Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, no Award under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. A transferee of an Award shall have only those rights that the Participant would have had had the Award not been transferred. In addition, if the Committee allows an Award to be transferable or assignable, such Award shall be subject to such additional terms and conditions as the Committee deems appropriate.

(e)           Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Nothing set forth herein shall give any such Participant any rights that are greater than those of a general creditor of Compass. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver ADSs with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

(f)           Non-Uniform Determination. The Committee’s determinations under the Plan (including, without limitation, determinations of the Eligible Employees to receive Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Award Agreements) need not be uniform and may be made by it selectively among Eligible Employees who receive, or are eligible to receive, Awards under the Plan, whether or not such Eligible Employees are similarly situated.

(g)           Amendment or Termination. The Committee or the board of directors of Compass may amend, modify, suspend or terminate the Plan at any time. The termination or any modification, suspension or amendment of the Plan shall not adversely affect a Participant's rights under an Award previously granted without the consent of such Participant. The Committee or the board of directors of Compass may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant or permitted transferee without his or her consent.

(h)           No Restriction on Right of Company to Effect Corporate Changes. Nothing in the Plan shall affect the right or power of the Company or Compass or their shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s or Compass’ capital structure or its business, or any merger or consolidation of the Company or Compass, or the dissolution or liquidation of the Company or Compass, or any sale or transfer of all or any part of its assets or business of the Company or Compass, or any other act or proceeding, whether of a similar character or otherwise.

(i)           Award Agreement. The prospective recipient of an Award under the Plan shall execute an Award Agreement evidencing the Award and deliver a fully executed copy thereof to Compass if the Committee determines to impose such a requirement as a condition to the effectiveness of an Award.

(j)           Construction of Plan. The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all Eligible Employees or Participants having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Alabama.

(k)           Section 409A of the Internal Revenue Code. The Plan shall be administered, operated, and interpreted such that all Awards granted hereunder are not considered deferred compensation subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Committee shall have the discretion to modify or amend any Award granted hereunder and any Award Agreement (and may do so retroactively); provided that any such modification or amendment is necessary to cause such Award to be exempt from Section 409A of the Code and is not materially prejudicial to the Company, Compass and the affected Participant.